EXHIBIT 99.1

Rosetta Resources Inc. Expands and Extends Credit Agreement

HOUSTON, May 16, 2011 (GlobeNewswire via COMTEX News Network) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced that it has amended its senior revolving credit facility to provide a maximum credit amount of $750 million, revised from the previous amount of $600 million. Rosetta further indicated that the maturity date of the agreement has been extended to May 10, 2016. The borrowing base under the revolving credit facility is currently set at $325 million.  As of May 16, 2011, the Company had $30 million outstanding under this facility.

Randy Limbacher, Rosetta's chairman, president and CEO commented, “We are very pleased that we were able to take this significant step and raise our maximum credit amount and extend the maturity of our revolving credit agreement. This is a favorable reflection of Rosetta’s track record and growth potential. Rosetta’s liquidity is now at an all-time high and we are well positioned to fully unlock the value of our asset base.”

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale and in the Southern Alberta Basin in northwest Montana.  The Company is a Delaware Corporation based in Houston, Texas.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037